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                                                                    Exhibit 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus dated September 7, 2001 of Ashland Inc. and consolidated subsidiaries (Ashland) and to the incorporation by reference therein (i) of our report dated January 24, 2001, with respect to the consolidated financial statements of Arch Coal, Inc., and (ii) of our opinion dated March 28, 2001 with respect to the consolidated financial schedule of Arch Coal, Inc., included in Ashland's Annual Report on Form 10-K (as amended by Form 10-K/A, amendment No.1) for the year ended September 30, 2000.

                                                           /s/ ERNST & YOUNG LLP

St. Louis, Missouri
September 5, 2001